Xerox Corporation Savings Plan
Financial Statements and Supplemental Schedule
To Accompany 2009 Form 5500
Annual Report of Employee Benefit Plan
Under ERISA of 1974
December 31, 2009 and 2008

Xerox Corporation Savings Plan
Index
December 31, 2009 and 2008

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of the
Xerox Corporation Savings Plan
In our opinion, the accompanying statements of assets available for benefits and the related statement of changes in assets available for benefits present fairly, in all material respects, the assets available for benefits of Xerox Corporation Savings Plan (the “Plan”) at December 31, 2009 and 2008, and the changes in assets available for benefits for the year ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
June 15, 2010

Xerox Corporation Savings Plan
Statements of Assets Available for Benefits
December 31, 2009 and 2008

(in thousands)	2009	2008

ASSETS

Investment interest in Master Trust at fair value (Note 4)	$3,998,947	$3,336,302
Participant loans receivable, at fair value	72,906	70,416
Employer contributions receivable	—	12,454
Employer settlement receivable (Note 11)	26,680	—

Total assets	4,098,533	3,419,172

Adjustment from fair value to contract value for the
Master Trust’s interest in collective trust relating to fully
benefit responsive investment contracts (Note 2)	16,923	158,236

Assets available for benefits	$4,115,456	$3,577,408

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan
Statement of Changes in Assets Available for Benefits
Year Ended December 31, 2009

(in thousands)

Additions to assets attributed to
Contributions
Participant	$142,156
Employer	12,317
Rollovers (from RIGP and ESOP) (Note 9)	36,601
Rollovers	2,456

Total contributions	193,530

Employer settlement allocation (Note 11)	60,124
Interest income on participant loans	4,802
Transfers in from affiliated plan (Note 9)	293
Net appreciation from plan interest in Master Trust, net of administrative expenses	570,366

Total additions	829,115

Deductions from assets attributed to
Benefits paid to participants	288,971
Administrative expenses	2,096

Total deductions	291,067

Net increase	538,048
Assets available for benefits
Beginning of year	3,577,408

End of year	$4,115,456

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

1.	Description of the Plan

The following description of the Xerox Corporation Savings Plan (the “Plan”) provides only general information. The Plan is subject to the provisions of the Employee Retirement Income Security Act (“ERISA”) of 1974. Participants should refer to the summary plan description and the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all full and part-time U.S. employees of Xerox Corporation (the “Company”) and participating subsidiaries, except those covered by a collective bargaining agreement unless that agreement calls for participation in the Plan. Employees are automatically eligible to participate in the Plan upon date of hire.

Contributions

Subject to limits imposed by the Internal Revenue Code (the “Code”), eligible employees may contribute to the Plan up to 80% of pay (as defined in the Plan) through a combination of before-tax and after-tax payroll deductions. Participants who are at least age 50 by the end of the Plan year may make an additional catch-up contribution up to $5,500. Participants direct the investment of their contributions into various investment options offered by the Plan.

Effective April 1, 2009, the matching Company contribution was suspended

Prior to that period, for participants whose employment commencement date was prior to January 1, 2005, the Company matched 50% of employee before-tax savings contributions (up to 6%), which equals a maximum match of 3% of annual pay up to the Internal Revenue Service (“IRS”) 401 (k) elective deferral limit.

For participants whose employment commencement date was on or after January 1, 2005, the Company matched 100% of employee before-tax savings contributions (up to 6%), which equals a maximum match of 6% of annual pay up to the IRS 401 (k) elective deferral limit.

To be eligible to receive the matching Company contribution, the participant must be actively employed on the last business day of the quarter (except by reason of death, retirement, approved leave of absence, disability or layoff) in which the contribution is made by the Company.

The matching Company contribution was reinstated effective January 1, 2010 at one-half of the prior amount. For participants whose employment commencement date was prior to January 1, 2005, the Company will match 25% of employee before tax savings contributions (up to 6%). For participants whose employment commencement date was on or after January 1, 2005, the Company will match 50% of employee before tax savings contributions (up to 6%).

Vesting of Benefits

Participants are vested immediately in employee and employer contributions and actual earnings thereon.

Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account.

Investment Options

Plan participants are able to direct the investment of their Plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

investment options consist of 10 Lifecycle Funds, 13 Focused Strategy Funds that include passively and actively managed options and the Company stock fund.
Participant Loans
Participants are permitted to borrow from their accounts subject to limitations set forth in the Plan document. The loans are generally payable up to 4.5 years, except for loans to secure a private residence which can be payable up to 14.5 years and bear interest at an interest rate equal to the Citibank commercial prime rate as published in the Wall Street Journal in effect on the 15th day of the month prior to the first day of the quarter to which it is to apply, plus 1% as set forth on January 1, April 1, July 1, and October 1 by the Plan administrator. Principal and interest payments on the loans are re-deposited into the participants’ accounts, primarily made through payroll deductions, based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed $50,000 or 50% of their vested account balance. Interest rates for loans ranged from 4.25% to 10.50% at December 31, 2009 and 5.00% to 10.50% at December 31, 2008, with loans maturing at various dates through 2023.
Participant Accounts
Each participant account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings (losses). Plan earnings (losses) are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.
Administration
The Plan administrator is appointed by the Vice President of Human Resources and is responsible for the general administration of the Plan and for carrying out the Plan provisions. The trustee of the Plan is State Street Bank and Trust Company (the “Trustee”). Hewitt Associates is the record keeper of the Plan.
Plan Termination
The Plan was established with the expectation that it will continue indefinitely, however, the Company reserves the right to amend or terminate the Plan.
2.     Summary of Significant Accounting Policies
Basis of Accounting
The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.
Benefit Payments
Benefit payments are recorded when paid.
Contributions
Employee contributions are recorded when withheld from participants’ pay. Employer contributions are recorded on a quarterly basis.
Use of Estimates
The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Accordingly, actual results could differ from those estimates.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

Basis of Presentation
The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the “Master Trust”). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on Plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.
The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not invest.
Valuation of Investments and Income Recognition
The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds are valued at the net asset value as reported by the fund at year-end. Common and preferred stock are stated at fair value based on published market closing prices. Investments in fixed income securities are valued by a pricing service which determines valuations of normal institutionalized trading units of such securities using methods based upon market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined in good faith by the Trustee of the Trust. The fair value of the common collective trusts are valued at the closing net asset value on the last business day of the year. For those trusts recorded at contract value, the fair value and contract value are based on the fair value and contract value of the underlying investments in the trust. Limited partnerships are valued at estimated fair value based on fair value as reported in the audited financial statements. Real estate trusts are valued at estimated fair value based on information received from the investment advisor. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Participant’s loans receivable are valued at cost which approximates fair value.
As described by Accounting Standards Codification (“ASC”) 946-210-45 through 946-210-55 (formerly referred to as Financial Accounting Standards Board Staff Position, FSP AAG INV-1, Reporting of Fully Benefit-Responsive Investment Contacts Held by Certain Investment Companies Subject to the AICPA Investment Company Audit Guide and Defined-Contribution Health and Welfare and Pension Plans), collective trusts relating to fully benefit responsive investment contracts held by a defined-contribution plan are to be reported at fair value. However, contract value is the relevant measurement criteria for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. As required by the ASC, the statements of assets available for benefits represent the fair value of the Master Trust’s investment in the collective trust and the adjustment from fair value to contract value. The statement of changes in assets available for benefits is prepared on a contract value basis.
Administrative Expenses
Certain administrative expenses, such as Trustee, record keeping, and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Expenses paid by the Plan include legal and audit fees. Certain other administrative expenses are paid by the Company.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

Risks and Uncertainties
Investments are exposed to various risks, such as interest rate and market risk. Due to the risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values of investments in the near term could materially affect the amount reported in the statements of assets available for benefits and the statement of changes in assets available for benefits.
The Plan invests a portion of its assets in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
Recent Accounting Pronouncements
In 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.
Following the Codification, the Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.
The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.
In 2010, the FASB issued ASU No. 2010-06 which amends Fair Value Measurements and Disclosures — Overall (ASC Topic 820-10). This update requires a gross presentation of activities within the Level 3 rollforward and adds a new requirement to disclose transfers in and out of Level 1 and 2 measurements. The update further clarifies the existing disclosure requirements in ASC 820-10 regarding: i) the level of disaggregation of fair value measurements; and ii) the disclosures regarding inputs and valuation techniques. This update will be effective for our fiscal year beginning January 1, 2010 except for the gross presentation of the Level 3 transfers in and transfers out information, which is effective for the current fiscal year. The principal impact from this update will be expanded disclosures regarding our fair value measurements.
In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (ASC Topic 815), which expands the disclosure requirements in FASB Statement No. 133 about an entity’s derivative instruments and hedging activities. ASC Topic 815 was effective for fiscal years and interim periods beginning after November 15, 2008. The adoption of this guidance did not have a material effect on the Plan’s financial statements.
In April 2009, the FASB issued FASB Staff Position (“FSP”) No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“ASC 820—10-65”). ASC 820—10-65 relates to

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

determining fair values when there is no active market or where the price inputs being used represent distressed sales. It reaffirms the FAS 157 (“ASC 820”) objective of fair value measurement to reflect how much an asset would be sold for in an orderly transaction (as opposed to a distressed or forced transaction) at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive. ASC 820—10-65 is effective for fiscal years ending after June 15, 2009. The adoption of this guidance did not have a material effect on the Plan’s financial statements.
In May 2009, the FASB issued FAS 165 (“ASC 855-10”) a new accounting standard that requires disclosure in the financial statements to reflect the effects of subsequent events that provide additional information on conditions about the financial statements as of the Statements of Assets Available for Benefits date (recognized subsequent events) and disclosure of subsequent events that provide additional information about conditions after the Statements of Assets Available for Benefits date, if the financial statements would otherwise be misleading (unrecognized subsequent events). The Plan adopted the accounting standard as of December 31, 2009. Events or transactions occurring after period end through the date that the financial statements were issued, have been evaluated in the preparation of the financial statements.
In 2009, the FASB issued ASU No. 2009-12 which provides amendments to Fair Value Measurements and Disclosures — Overall (ASC Topic 820-10), for the fair value measurement of investments in certain entities that calculate net asset value per share. The update permits as a practical expedient, a reporting entity to measure the fair value of an investment on the basis of the NAV per share of the investment if the NAV is calculated in a manner consistent with the measurement principles of Topic 946 “Financial Services — Investment Companies”. The update requires disclosure by major category of investment about the attributes of investments, such as the nature of the restrictions on the investor’s ability to redeem its investments at the measurement date, any unfunded commitments, and the investment strategies of the investees. The adoption of this update did not have material effect on the Plan’s financial statements.
3.	Federal Income Taxes
The Internal Revenue Service has determined and informed the Company by a letter dated November 12, 2009, covering Plan amendments through March 26, 2009, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.
4.	Master Trust
As discussed in Note 2, the Plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust as of December 31:

	2009	2008

Xerox Corporation Savings Plan	54.3%	50.7%

Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (formerly “The Savings Plan of Xerox Corporation and The Xerographic Division, UNITE HERE”)	3.3%	3.3%

Xerox Corporation Retirement Income Guarantee Plan	39.5%	42.4%

Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (formerly “Retirement Income Guarantee Plan of Xerox Corporation and The Xerographic Division, UNITE HERE”)	2.9%	3.6%

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

The following financial information is presented for the Master Trust.
     Statements of Net Assets of the Master Trust are as follows:

(in thousands)	2009	2008

Assets
Investments at fair value (including securities on loan of $0 and $111,663, respectively)
Short term investments	$167,762	$12,724
Fixed income investments	1,264,052	529,824
Xerox common stock	125,094	111,355
Registered investment companies	113,958	7,659
Common and preferred stock	1,348,167	413,277
Common collective trusts	3,815,384	5,495,580
Interest in real estate trusts	57,476	94,741
Investment in securities lending collateral collective trust fund	—	111,294
Interest in partnerships/joint ventures	453,274	263,461
Unrealized gain on foreign exchange payable	8,004	6,186
Purchased options	48,790	—
Unrealized gain on open swap contracts	1,526	—

	7,403,487	7,046,101

Cash	1,094	—
Cash, segregated	56,235	28,510
Receivables
Accrued dividends and interest	22,852	5,935
Receivable for securities sold	6,192	1,443

Total assets	7,489,860	7,081,989

Liabilities
Payable for securities purchased	5,350	30,733
Accrued expenses	9,813	12,816
Payable for collateral on securities loaned	—	111,294
Due to custodian	460	36
Options written at value (premium received $40,484)	67,158	—
Variation margin on futures	5,750	19,744
Unrealized loss on foreign exchange receivable	893	2,714
Other	924	—

Total liabilities	90,348	177,337

Net assets of the Master Trust *	$7,399,512	$6,904,652

*	Represents net assets at contract value

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

Statement of changes in net assets of the Master Trust is as follows for the year ended December 31, 2009:

(in thousands)

Additions to net assets attributable to
Investments
Interest and dividends	$74,711
Net appreciation of investments	833,458
Other	3,493

Total additions from investments	911,662

Deductions from net assets attibutable to
Net transfers out of Master Trust *	385,902
Administrative expenses	30,900

Total deductions	416,802

Net increase in net assets available for benefits	494,860

Net assets available for benefits
Beginning of year	6,904,652

End of year	$7,399,512

*	Net transfers include employer contributions, employee contributions, rollovers, settlement allocations, benefit payments and other transfers.
Reclassifications
Certain reclassifications were made to the prior year financial statements to conform to current year presentation.
As of October 31, 2008, the named fiduciary with respect to the overall investment strategy for the Master Trust investments, along with all other day to day fiduciary investment responsibilities, is the Xerox Retirement Investment Committee (“XRIC”). XRIC is successor to the Fiduciary Investment Review Committee which, prior to October 31, 2008, had been delegated investment fiduciary authority by the Finance Committee of the Board. The Xerox Corporate Treasurer chairs the XRIC, which is composed of corporate members who oversee the management of the funds on a regular basis.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

During 2009, the Master Trust’s investments (including investments bought, sold, as well as held during the year) appreciated (depreciated) in value as follows for the year ended December 31, 2009:

(in thousands)

Short term investments	$(3)
Fixed income investments	4,514
Registered investment companies	21,826
Common and preferred stock	301,077
Common collective trusts	611,296
Xerox common stock	12,233
Futures contracts	(96,705)
Foreign currency	(8,249)
Options contracts	(18,368)
Swap contracts	1,526
Interest in real estate trusts	(42,371)
Interest in partnerships/joint ventures	46,682

Net appreciation	$833,458

5.	Fair Value Measurement

ASC 820 defines fair value, establishes a market-based framework hierarchy for measuring fair value, and expands disclosures about fair value measurements in the footnotes to the financial statements. ASC 820 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.

In accordance with ASC 820, fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in the principal or most advantageous market of the asset.

ASC 820 established a three-tier hierarchy based on transparency of inputs to the valuation of an asset or liability:

Level 1:	Highly liquid assets listed on active public markets,

Level 2:	Semi-liquid assets which are primarily non public investments priced with comparable market values. Inputs are observable.

Level 3:	Highly illiquid assets valued using such methods as internal discounted cash flow estimates utilizing appropriate risk adjusted discount rates. Inputs are unobservable.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The adoption of ASC 820 did not have material impact on the financial statements of the Plan.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

According to the hierarchy each fund was assigned level 1, 2 or 3 based on where each fund’s assets were invested in. The Plan has no assets classified within level 3 of the valuation hierarchy aside from participant loans.
Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

	Investment Assets at Fair Value as of December 31, 2009
(in thousands)	Level 1	Level 2	Level 3	Total
Assets:
Short term investments	$—	$167,762	$—	$167,762
Xerox common stock	125,094	—	—	125,094
Common and preferred stock
U.S. large cap	623,414	—	—	623,414
U.S. mid cap	129,225	—	—	129,225
U.S. small cap	249,788	—	—	249,788
Internationally developed	175,113	105,851	—	280,964
Emerging markets	57,916	—	—	57,916
Real estate equity	6,860	—	—	6,860
Common collective trusts
Domestic equity	—	328,937	—	328,937
International equity	—	493,793	—	493,793
Domestic/International equity	—	1,292,580	—	1,292,580
Fixed income	—	292,670	—	292,670
Stable value fund	—	1,407,404	—	1,407,404
Registered investment companies	113,958	—	—	113,958
Fixed income investments
U.S. treasury securities	—	180,432	—	180,432
Debt securities issued by government	—	149,454	—	149,454
Corporate bonds	—	929,039	—	929,039
Asset backed securities	—	5,127	—	5,127
Interest in partnerships / joint ventures	—	154,647	298,627	453,274
Interest in real estate trusts	—	1,047	56,429	57,476
Purchased options	—	48,790	—	48,790
Unrealized gain on foreign exchange payable	—	8,004	—	8,004
Unrealized gain on futures contracts *	—	1,683	—	1,683
Unrealized gain on open swap contracts	—	1,526	—	1,526

Total investment assets at fair value	$1,481,368	$5,568,746	$355,056	$7,405,170

Liabilities:	Level 1	Level 2	Level 3	Total
Options written at value	$—	$67,158	$—	$67,158
Unrealized loss on futures contracts *	—	43,165	—	43,165
Unrealized loss on foreign exchange receivable	—	893	—	893

Total investment liabilities at fair value	$—	$111,216	$—	$111,216

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

Table 2. Defined Contribution Plans only

	Investment Assets at Fair Value as of December 31, 2009
(in thousands)	Level 1	Level 2	Level 3	Total
Short term investments	$—	$11,387	$—	$11,387
Xerox common stock	125,094	—	—	125,094
Common and preferred stocks
U.S. large cap	244,709	—	—	244,709
U.S. mid cap	127,655	—	—	127,655
U.S. small cap	181,565	—	—	181,565
Common collective trusts
Domestic equity	—	259,069	—	259,069
International equity	—	346,405	—	346,405
Domestic/International equity	—	1,292,580	—	1,292,580
Fixed income	—	252,632	—	252,632
Stable value fund	—	1,407,404	—	1,407,404
Registered investment companies	13,938	—	—	13,938

Total investment assets at fair value	$692,961	$3,569,477	$—	$4,262,438

Loans to participants*			$72,906

Below are the Master Trust and Defined Contributions Plans tables for 2008. Since the ASC 820-10-65 was issued and adopted in 2009, the presentations of investments in the tables for 2008 and 2009 are different.
Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

	Investment Assets at Fair Value as of December 31, 2008
(in thousands)	Level 1	Level 2	Level 3	Total
Short term investments	$—	$12,724	$—	$12,724
Xerox common stock	111,355	—	—	111,355
Common and preferred stocks	413,277	—	—	413,277
Common collective trusts	—	5,495,580	—	5,495,580
Fixed income investments	—	529,824	—	529,824
Partnerships / joint ventures	—	—	263,461	263,461
Registered investment companies	7,659	—	—	7,659
Real estate trusts	—	—	94,741	94,741
Securities lending collateral collective trust fund	—	111,294	—	111,294
Futures	—	(19,744)	—	(19,744)
Foreign currency contracts	—	3,472	—	3,472

Total investment assets at fair value	$532,291	$6,133,150	$358,202	$7,023,643

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

Table 2. Defined Contribution Plans only

	Investment Assets at Fair Value as of December 31, 2008
(in thousands)	Level 1	Level 2	Level 3	Total
Short term investment	$—	$7,455	$—	$7,455
Xerox common stock	111,355	—	—	111,355
Common and preferred stocks	413,228	—	—	413,228
Common collective trusts	—	3,187,574	—	3,187,574
Registered investment companies	7,659	—	—	7,659
Securities lending collateral collective trust fund	—	111,294	—	111,294

Total investment assets at fair value	$532,242	$3,306,323	$—	$3,838,565

Loans to participants*			$70,416

Level 3 Investment Assets
The Level 3 investment assets represent approximately five percent of the total Master Trust investments and are comprised of the private equity placement and real estate funds. Loans to participants which are not included in the Master Trust, are also classified within level 3. The table below sets forth a summary of changes in the fair value of the Master Trust’s level 3 investment assets as well as participant loans for the year ended December 31, 2009. The classification of an investment within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.
Table 3. Level 3 Investment Assets

	Investment Assets at Fair Value as of December 31, 2009
(in thousands)	Partnerships	Real estate	Total	Participant loans *
Balance, beginning of year	$263,461	$94,741	$358,202	$70,416
Realized gains / (losses)	(11,199)	3,085	(8,114)
Unrealized gains / (losses)	30,193	(43,907)	(13,714)
Purchases, sales, issuances, and settlements (net)	16,172	2,510	18,682	2,490

Balance, end of year	$298,627	$56,429	$355,056	$72,906

*	Not included in the Master Trust. The “Participant loans” balance represents the total of participant loans for only the Xerox Corporation Savings Plan.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

Fair Value Measurements of the Investments in Certain Entities that Calculate Net Asset Value per Share

					Redemption
			Unfunded		Frequency	Trade to	Redemption
	Fair Value		Commitments(in	Remaining	(if currently	Settlement	Notice
	(in millions)		millions)	Life	eligible)	Terms	Period
Commingled fund investing					daily, pending market
in Domestic Equity [1]	$328.9		—	N/A	conditions	1 to 3 days	N/A
Commingled fund investing					daily, pending market
in International Equity [1]	$493.8		—	N/A	conditions	1 to 3 days	N/A
Commingled funds investing					daily, pending market
in Fixed Income Funds [1]	$1,700.1		—	N/A	conditions	1 to 3 days	N/A
Commingled fund investing in mutual funds investing in					daily, pending
fixed income and equity securites [1]	$1,292.6		—	N/A	market conditions	1 to 3 days	N/A
Partnership Fund investing in International Equity [2]	$154.6		—	N/A	monthly	1 to 3 days	15 days
Private Equity Funds [3]	$298.6		$122.2	1 to 9 years	N/A	N/A	N/A
Private Real Estate Funds [4]	$57.5		$8.4	4 to 10 years	N/A	N/A	N/A

Total	$4,326.1	*	$130.6

*	The amount represents certain investments of the Master Trust that calculate net asset value per share.

[1]	These categories represent investments in Common Collective Trusts investing in domestic equity, international equity, fixed income and equity securities and the Stable Value fund as noted. Its investments are valued at Net Asset Value (NAV). All the Common Collective Trust funds have daily liquidity and are not subject to any redemption restrictions at the measurement date. The funds have different trading terms varying from one to three days.

[2]	This category includes one partnership fund that invests in international equity. The holdings in the fund are valued at Net Asset Value (NAV), and the fund allows for monthly redemptions and contributions on the first of each month. The fund manager must be notified by the 15th of the proceeding month for redemptions and contributions.

[3]	This category includes 15 partnership funds that invest in private equity both domestically and internationally. These investments can never be redeemed during the life of the funds. Instead, distributions are received through the liquidation of the underlying assets of the funds. It is estimated that the underlying assets will be liquidated over the next 1 to 9 years. Unfunded commitments of $122.2M remain on eight of the funds.

[4]	This category includes 15 investments in domestic and international real estate funds. The fair value of these investments is estimated using the Net Assets Value (NAV) of the Trust’s ownership interest in partners’ capital. The valuation inputs of these investments are derived from third party appraisals. These

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

investments can never be redeemed during the life of the funds. Distributions from each fund will be received as the underlying investments if the funds are liquidated over the next 4 to 10 years. Unfunded commitments of $8.4M remain in 12 of the funds.
6. Stable Value Fund (Income Fund) Option
One of the participant directed investment options within the Master Trust is a stable value investment option (Income Fund) in which the Master Trust has an undivided interest that invests along with other unrelated employee benefit plans in a group trust that owns certain investments and three benefit responsive synthetic investment contracts (the “Wrap Contracts”) issued by insurance companies ING Life Insurance and Annuity Company, Pacific Life Insurance Company and Monumental Life Insurance Company (“Wrap Issuers”) (“Group Trust”). The underlying investments wrapped by the Wrap Contracts are held in a collective investment trust (the “Fund Trust”) within the Group Trust and are primarily U.S. investment grade corporate bonds, U.S. government/agency bonds, mortgage and other asset-backed securities, U.S. below-investment grade corporate bonds, and other fixed income securities. Under the Wrap Contracts, the Wrap Issuers guarantee that certain assets of the Fund Trust (the “Wrapped Assets”) will be sufficient to make benefit payments on a contract (also known as “book”) value basis, with the contract value including interest credited daily at a “net crediting rate”. The net crediting rate cannot be set below zero, so the contract value at least equals the initial investment value of the investments constituting Wrapped Assets minus any redemptions from the Wrap Contracts. The net crediting rate generally is reset quarterly. Assets not covered by the Wrap Contracts are generally invested in money market accounts and cash equivalents to provide necessary liquidity for participant withdrawals and exchanges. The periodical reset of the net crediting rate is affected by many factors, including but not limited to the investment performance of the Wrapped Assets, purchases and redemptions by participants, and changes in Income Fund investment strategies or procedures. The net crediting rate is influenced by the relationship of the fair value of the Wrapped Assets to the contract value of those Wrapped Assets. In calculating the net crediting rate, the ratio between the fair value and the contract value is generally amortized over the effective duration of the underlying investment. If the fair value of the Wrapped Assets is higher than their contract value, the net crediting rate will ordinarily be higher than the yield of the Wrapped Assets. Conversely, if the fair value of the Wrapped Assets is lower than their contract value, the net crediting rate will ordinarily be lower than the yield of the Wrapped Assets. Generally, the fair values of the Wrapped Assets move in the opposite direction of interest rates.
Information regarding the Plan’s interest in the Income Fund is as follows:

	December 31,	December 31,
(in thousands)	2009	2008	Change

Net assets at fair value	$1,268,958	$1,220,485	$48,473
Net assets (at contract value)	1,285,881	1,378,721	(92,840)
Adjustment to contract value	16,923	158,236	(141,313)
The average yields are as follows:

	December 31,
	2009	2008

Based on bond equivalent yield	5.35%	6.25%
Based on interest rate credited to participants	3.10%	3.90%
The Income Fund and the Wrap Contracts are designed to pay participant-initiated transactions allowed by the Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

investment options within the Plan) at contract value, which is the participant’s original investment minus redemptions plus accumulated interest based on the above mentioned crediting rates. However, the Wrap Issuers may limit the ability to transact at contract value upon the occurrence of certain events. These events include:
•	Merger, consolidation, sale of assets or other events (e.g., spin-offs or restructurings) within the control of a plan or a plan sponsor which results in redemptions in excess of the threshold established by the Wrap Contracts.

•	A mass layoff or early retirement incentive program or the filing of a petition in bankruptcy, which results in redemptions in excess of the threshold established by the Wrap Contracts.
If the book value of the Wrap Contract is less than $100,000,000 and if the fair value of the securities is greater than contract value (with certain exclusions), the Wrap Issuer may terminate the contract at fair value. The Wrap Issuer may also terminate the Wrap Contract at fair value immediately for the following reasons:
•	The Plan is disqualified by the Internal Revenue Service.

•	The Plan is terminated and its assets distributed to the participants.

•	The Group Trust ceases to meet its material obligations under the contact (such as a failure to comply with the investment guidelines or the addition of a competing investment option by a plan, etc.) and such breach is not cured within 30 days after notice.

•	The Group Trust assigns its interest in the contract without permission.

•	Upon investment manager termination, a new manager acceptable to the Wrap Issuers is not appointed within 30 days.

•	The Group Trust changes the underlying investment guidelines without the Wrap Issuer’s consent.

•	Investment discretion is granted to anyone except the manager or a subadvisor appointed by the manager and this continues for 30 days after notice.

•	The Group Trust engages in fraud or deceit relating to the Wrap Contract.

•	The Group Trust makes any misrepresentation of material facts relating to the Wrap Contract.

•	A plan makes a participant communication designed to induce participants to make transfers into or out of the Wrap Contract that the Wrap Issuers determine will materially and adversely impact their obligations under the Wrap Contract.

•	A plan makes certain Plan amendments or alterations in Plan administration that the Wrap Issuers reasonably determine will materially and adversely impact their obligations under the Wrap Contract.
The Plan administrator does not believe that the occurrence of any such event which would limit the Plan’s ability to transact at contract value with participants is probable.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

The Wrap Contracts contain net withdrawal limits applicable solely to the Plan, whereby once net withdrawals exceed a certain threshold, the Wrap Contracts reserve the right to make benefit payments at fair or market value instead of contract value.
The Wrap Issuers also have a right to terminate the Wrap Contracts at any time without cause, after which the availability of payment of benefits on a contract value basis, subject to the terms of the Wrap Contracts, would continue for a period of time. Deterioration in the fair-to-book-value-ratio could lead one or more Wrap Issuers to exercise this right. Factors that could lead to further deterioration in the fair-to-book-value ratio or the crediting rate earned by the participants include further decline in the fair value of the securities held due to illiquidity, interest rate or credit risk or net cash outflows due to redemptions by participants in the plans. Participants have continued to transact at contract value through the date of this report.
There is no guarantee as to the future financial condition of a Wrap Issuer. The Wrap Issuer’s ability to meet its contractual obligations under the respective Wrap Contracts may be affected by future economic and regulatory developments in the insurance industries.
Effective March 1, 2010, the Income Fund is managed by Invesco Advisors, Inc. The prior manager was Promark Investment Advisors. New contracts were entered into by the Xerox Corporation Savings Plan and the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (the “Plans”) at the time of this transition whereby the Plans became the sole investors in the new contracts.
7. Derivative Policy
The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, and is limited to the use of derivatives allowed by the Investment Policy Statement, principally to: (1) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures, forward currency contracts and interest rate swaps. When engaging in forward currency contracts, there is exposure to credit loss in the event of non-performance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments. During the year ended December 31, 2009, all the derivatives were used in the defined benefit plans of the Master Trust.
The following is a summary of the significant accounting policies associated with the Master Trust’s use of derivatives.
Forward Foreign Currency Exchange Contracts
Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies.
Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset and any gain (loss) is realized on the date of offset.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2009 and 2008, the value of currencies under forward currency contracts represents less than 1% of total investments.
A summary of open forward currency contracts of the Master Trust at December 31, 2009 and 2008 is presented below:

	2009 (in thousands)			2008 (in thousands)
			Unrealized			Unrealized
		Notional	Appreciation/		Notional	Appreciation/
	Value Date	Value	(Depreciation)	Value Date	Value	(Depreciation)
Purchased:
Australian Dollar	11/17/09-12/16/09	$2,001	$(30)	7/22/08-12/23/08	$40,373	$(3,114)
Canadian Dollar		—	—	10/31/08-12/23/08	34,873	(865)
Euro	11/17/09	13,908	(473)	9/17/08-12/23/08	243,767	4,885
Japanese Yen	12/08/09-12/16/09	3,406	(149)	9/15/08-12/19/08	106,477	8,205
Pound Sterling	11/17/09-12/16/09	5,802	(179)	9/08/08-12/30/08	100,068	(15,625)
Swiss Franc	11/17/09-12/16/09	3,541	(31)	9/18/08-12/23/08	106,044	4,541
Norwegian Kroner	11/06/09	631	(13)	11/04/08-12/04/08	23,226	(340)
Swedish Kroner		—	—	11/04/08-11/28/08	25,708	(353)
N. Zealand Dollar		—	—	10/29/08-12/18/08	22,393	(49)
Singapore Dollar	11/17/09	1,614	(18)		—	—
Hong Kong Dollar	12/16/09	592	—	9/17/08-12/23/08	2,117	1

		$31,495	$(893)		$705,046	$(2,714)

Sold:
Australian Dollar	11/06/09	$19,561	$266	8/01/08-12/23/08	$41,011	$4,908
Canadian Dollar		—	—	11/04/08-12/08/08	39,132	1,827
Euro	11/06/09-12/16/09	100,334	3,754	7/22/08-12/30/08	289,722	887
Japanese Yen	11/06/09-12/10/09	53,514	1,617	7/22/08-12/23/08	142,210	(11,394)
New Zealand Dollar	11/06/09	914	(6)	11/03/08-12/23/08	23,125	(866)
Pound Sterling	11/06/09	60,630	1,725	7/22/08-12/23/08	110,299	21,903
Swiss Franc	11/06/09	25,067	459	7/22/08-12/16/08	117,215	(10,849)
Norwegian Kroner		—	—	10/30/08-12/23/08	23,572	(37)
Swedish Kroner	11/06/09-12/16/09	5,973	117	10/29/08-12/17/08	23,559	(186)
Singapore Dollar	11/06/09	8,368	66		—	—
Hong Kong Dollar	11/06/09	7,396	6	7/22/08-12/23/08	6,482	(7)

		$281,757	$8,004		$816,327	$6,186

Future Contracts
The Master Trust may use equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives. Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (“initial margin”) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Fund will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security. As of December 31, 2009 and 2008, the unrealized gain/loss of future contracts represents less than 1% of total investments.
As of December 31, 2009 and December 31, 2008, U.S. Treasury Bills with market value of $22,498,017 and $2,136,827, respectively, as well as cash balances of $32,815,000 and $28,510,000, respectively were pledged to cover margin requirements for open futures contracts.
A summary of open equity and fixed income futures of the Master Trust at December 31, 2009 and 2008 is presented below:
(in thousands)

	2009
	Contracts	Notional	2008 Long	Notional
	Long / (Short)	Value	Contracts	Value

S&P 500 Emini Index Future	2,350	$130,507	173	$7,785
US Treasury Notes 10 yr Future	219	25,284	3,675	462,131
US Treasury Notes 5 yr Future	(33)	(3,775)	5,000	595,273
US Treasury 2 yr Future	(13)	(2,811)	950	207,159
US Treasury Bonds 30 yr Future	8,673	1,000,647	3,400	469,359

	11,196	$1,149,852	13,198	$1,741,707

Interest Rate Swap
The Master Trust entered into interest rate swap agreements to manage interest rate exposure and to achieve a desired proportion of variable and fixed rate debt.
The following swap contract was open at December 31, 2009:

							Notional
		Fixed	Floating	Floating	Effective	Maturity	amount	Value
Counterparty	Fixed payer	rate	payer	rate	date	date	($ thousands)	($ thousands)
Credit Suisse First Boston	Master Trust	4.26%	Credit Suisse	3-Month USD LIBOR	12/9/2009	12/9/2039	43,000	1,526
The Plan is in receipt of cash collateral of $1,840,000 from the broker.
Options Contracts
The Plan may purchase and sell put and call options on securities. The Plan uses options to manage against changes in the market value of the Plan’s investments, mitigate exposure to fluctuations in currency values, or interest rates, or protect the Plan’s unrealized gains. In addition, the Plan may use options to facilitate investment transactions by protecting the Plan against a change in the market price of the investment, enhance potential gains, or as a substitute for the purchase or sale of securities or currency.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

Exchange-traded options are valued using the National Best Bid and Offer (“NBBO”) close price. If the NBBO close price is not available, the NBBO bid (for long positions) or NBBO Ask (for short positions) will be used to value the option contract. Options traded over-the-counter are valued using a broker quotation or an internal valuation using an options pricing model such as Black-Scholes. When the Plan writes an option, the premium received is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the Fund on the expiration date as realized gains from written options. The difference between the premium and the amount paid for a closing purchase, including brokerage commissions, is also recorded as a realized gain / (loss). When an instrument is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of an instrument acquired or deducted from (or added to) the proceeds of the instrument sold.
Writing puts and buying calls may increase the Plan’s exposure to changes in the value of the underlying instrument. Buying puts and writing calls may decrease the Plan’s exposure to such changes. Losses may arise when buying and selling options if there is an illiquid secondary market for the options, which may cause a party to receive less than would be received in a liquid market, or if the counterparties do not perform under the term of the options.
The Plan has posted cash collateral of $23,420,000 with the broker.
Below is the summary of the purchased and written options contracts outstanding as of December 31, 2009:
Purchased options
(in thousands)

	Notional	Expiration
Description	amount	date	Value
EAFE put option	$455,601	12/31/2010	$25,644
RUT put option	61,200	12/31/2010	3,461
SPX put option	469,190	12/31/2010	19,685

			$48,790

Written options
(in thousands)

	Notional	Expiration
Description	amount	date	Value
EAFE call option	$616,399	12/31/2010	$(20,543)
EAFE put option	366,625	12/31/2010	(9,647)
RUT call option	82,800	12/31/2010	(6,147)
RUT put option	40,896	12/31/2010	(740)
SPX call option	634,785	12/31/2010	(23,104)
SPX put option	373,693	12/31/2010	(6,977)

			$(67,158)

Total premiums received $40,484,000.
During the year ended December 31, 2009, the Plan used purchased options to protect the portfolio from adverse movements in securities prices and enhance return.

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

During the year ended December 31, 2009, the Plan used written options to protect the portfolio from adverse movements in securities prices and enhance return. The following summarizes the written options contracts activity during the year:
(in thousands)

	Number of	Premiums
	Contracts	Received

Outstanding, beginning of year	—	$—
Options written	1,984	40,484

Outstanding, end of year	1,984	$40,484

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2009:
Fair Value of Asset and Liability Derivative Contracts at December 31, 2009
(in thousands)

Derivatives not accounted for as			Foreign	Interest
hedging instruments	Credit	Equity	Exchange	Rate	Total
Assets:
Unrealized gain on futures contracts *	$—	$1,587	$—	$96	$1,683
Purchased options	—	48,790	—	—	48,790
Unrealized gain on foreign exchange payable	—	—	8,004	—	8,004
Unrealized gain on open swap contracts	—	—	—	1,526	1,526

	$—	$50,377	$8,004	$1,622	$60,003

Liabilities:
Unrealized loss on futures contracts *	$—	$—	$—	$43,165	$43,165
Options written at value	—	67,158	—	—	67,158
Unrealized loss on foreign exchange receivable	—	—	893	—	893

	$—	$67,158	$893	$43,165	$111,216

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.
Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust
(in thousands)

Derivatives not accounted for as hedging	Net Appreciation /
instruments	(Depreciation)

Futures contracts	$(96,705)
Foreign currency	(8,249)
Options contracts	(18,368)
Swap contracts	1,526

$(121,796)

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

During the year ended December 31, 2009, the average notional value of futures contracts was $1,892,526,847. The average notional value of options contracts was $620,237,664. For all other derivative types, the derivative contracts open at December 31, 2009 as a percentage of net assets were indicative of the volume of derivative activity during the year.
8. Securities Lending
The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of portfolio securities will only be made to firms deemed by the sub advisors to be creditworthy. The portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral, if any, is invested in the State Street Quality A Short Term Investment Fund. In June 2009, Securities Lending in the Master Trust was suspended in the separate accounts of the Defined Contribution plan. However, there are a select number of collective funds in the Defined Contribution plan that continue to lend securities.
All collateral received will be in an amount equal to at least 100% of the market value of the loaned securities and is intended to be maintained at that level during the period of the loan. The value of the collateral on-hand at December 31, 2009 and 2008 was $0 and $111,294,118, respectively. The Plan bears the risk of loss with respect to the investment of collateral. The market value of the loaned securities is determined at the close of business of the portfolio and any additional required collateral is delivered to the portfolio the next business day. The market value of the loaned securities at December 31, 2009 and 2008 was $0 and $111,662,906, respectively. During the loan period, the portfolio continues to retain rights of ownership, including dividends and interest of the loaned securities. Loan income generated from securities lending arrangements was $314,669 for the year ended December 31, 2009. The income from securities lending is included in the other income line item on the statement of changes in net assets of the Master Trust.
9. Related Party Transactions
The Plan, along with the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards (formerly “The Savings Plan of Xerox Corporation and The Xerographic Division, UNITE HERE”) (the “Plans”), invest in a unitized stock fund, The Xerox Stock Fund (the “Fund”), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2009, the Plans purchased common shares in the Fund in the approximate amount of $24,542,000, sold common shares in the Fund in the approximate amount of $23,036,000, and had net appreciation in the Fund of approximately $12,233,000. The total value of the Plans’ investment in the Fund was approximately $125,094,000 and $111,355,000 at December 31, 2009 and 2008, respectively. During 2009, dividends paid on Xerox Corporation common shares amounted to $2,612,000. These transactions, as well as participant loans, qualify as party-in-interest transactions. Furthermore, the Plan pays administrative expenses related to salaries of Xerox employees responsible for plan administration. In addition, certain funds are managed by an affiliate of the Trustee and the investment manager and therefore, qualify as party-in-interest transactions. An affiliate of the Trustee serves as the securities lending agent for the Master Trust and received fees for these services. The Plan also accepts rollovers from affiliated plans, the Xerox Corporation Retirement Income Guarantee Plan (“RIGP”) and the Xerox Corporation Employee Stock Ownership Plan (“ESOP”), and these transactions qualify as party-in-

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

interest. During the year ended December 31, 2009 there was one transfer of $293,000 from the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards to the Plan.
10. Commitments and Contingencies
In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.
The Master Trust is committed to invest $876,703,724 in certain private equity and real estate funds, of which $746,107,000 has been contributed as of December 31, 2009.
11. Litigation
Patti v. Xerox Corporation et al
In Re Xerox Corp. ERISA Litigation
On July 1, 2002, a class action complaint captioned Patti v. Xerox Corp. et al. was filed in the United States District Court for the District of Connecticut (Hartford) alleging violations of the ERISA. Four additional class actions were subsequently filed, and the five actions were consolidated as In Re Xerox Corporation ERISA Litigation. The purported class includes all persons who invested or maintained investments in the Xerox Stock Fund in the Xerox 401(k) Plans (either salaried or union) during the proposed class period, May 12, 1997 through November 15, 2002. Plaintiffs alleged that the defendants failed to provide accurate and complete material information to participants concerning Xerox stock, including accounting practices which allegedly artificially inflated the value of the stock, and misled participants regarding the soundness of the stock and the prudence of investing their retirement assets in Xerox stock.
On April 13, 2009, the court held a fairness hearing and entered an order giving its final approval to the settlement. The distribution of the settlement was completed in November, 2009 and the Plan’s portion of such settlement ($31,773,202) is included as “Employer Settlement Allocation” in the Statement of Changes in Net Assets. The Company and the other defendants did not admit any wrongdoing as a part of the settlement.
SEC Fair Fund Settlement
In January 2003, the Securities and Exchange Commission filed a complaint against Xerox’s former auditor and certain partners of that firm. The litigation was settled in April 2005 for $22 million. Separately, in June 2003, six Xerox Corporation executives settled with the SEC for an aggregate amount of $22 million. The SEC established the Xerox SEC Fair Fund comprised of monies paid in connection with these two settlements, plus accrued interest. In March 2008, the Master Trust received $1.8 million from the Xerox SEC Fair Fund relating to its portion of the settlement to be allocated between the participating plans in the Master Trust. The distribution of the settlement was completed in December, 2009 and the Plan’s portion of such settlement ($1,670,012) is included as “Employer Settlement Allocation” in the Statement of Changes in Net Assets.
Carlson v. Xerox Corporation, et al.
The Plan is a member of the plaintiff class in a consolidated securities law action (consisting of 21 cases) that was pending in the United States District Court for the District of Connecticut against the Company, KPMG and Paul A. Allaire, G. Richard Thoman, Anne M. Mulcahy, Barry D. Romeril, Gregory Tayler and Philip Fishbach. Plaintiffs purported to bring this case as a class action on behalf of a class consisting of all persons and/or entities, including the Plan, who purchased Xerox common stock and/or bonds during

Xerox Corporation Savings Plan
Notes to Financial Statements
December 31, 2009 and 2008

the period between February 17, 1998 through June 28, 2002 and who were purportedly damaged thereby (“Class”). Two claims were asserted: one alleging that each of the Company, KPMG, and the individual defendants violated Section 10(b) of the 1934 Act and SEC Rule 10b-5 there under; and the other alleging that the individual defendants are also liable as “controlling persons” of the Company pursuant to Section 20(a) of the 1934 Act. On January 15, 2009, the Court entered an order and final judgment approving the settlement, awarding attorneys’ fees and expenses, and dismissing the action with prejudice.
In December, 2009, the Master Trust received $29.4 million relating to its portion of the settlement to be allocated between the participating plans in the Master Trust. The distribution of the settlement was completed in January, 2010 and the Plan’s portion of such settlement ($26,680,412) is included as “Employer Settlement Allocation” in the Statement of Changes in Net Assets.

Xerox Corporation Savings Plan
Supplemental Schedule
Schedule H, Part IV, Item 4i — Schedule of Assets (Held at End of Year)
December 31, 2009 and 2008

(in thousands)

Identity of Issuer,	Description of Investment Including
Borrower, Lessor,	Maturity Date, Rate of Interest,		Current
or Similar Party	Collateral, Par or Maturity Value	Cost	Value

* Investment interest in Master Trust	See Note 4	**	$3,998,947

* Participant loans	Loans to plan participants, maturity dates
	through 2023, interest rates on
	outstanding loans from 4.25% to 10.50%,
	per annum		72,906

Adjustment from fair value to contract value for the Master Trust’s interest in collective trust relating to fully benefit responsive investment contracts			16,923

			$4,088,776

*	Party-in-interest.

**	Cost is omitted for participant-directed investments.